Exhibit 99.9

Interpool, Inc. Secures $500 Million Facility

Princeton, NJ, April 2, 2002 — Interpool, Inc. (NYSE/IPX) announced today that it has successfully completed a $500 million asset-based financing facility. This facility is guaranteed by MBIA and was therefore rated AAA by S&P and Aaa by Moody’s. The proceeds from this financing will be used to repay debt related to its fiscal 2000 acquisition of Transamerica’s North American Intermodal Division and to fund the growth of its intermodal equipment financing business. Wachovia Securities managed this transaction.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool commented: “this financing once again shows Interpool’s ability to access funding based upon the strength of our long-term lease portfolio. As we continue to grow our business, we are very pleased to be able to successfully fund our expansion using a financing mechanism based on secured lending, backed by a predictable stream of cash flow from long-term leased assets. To obtain this level of investment grade rating is a tribute to our ability to lease standard equipment which avoids obsolescence, on a long-term basis. This important attribute, combined with the long-term nature of our commitments from our railroad and shipping customers assures continued predicable cash flow and helps explain the steady earnings and dividend payments we are able to produce.”

ABOUT INTERPOOL, INC.

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the world and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 90 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

For Interpool Inc.
Contact:

Mitchell Gordon
Executive Vice President &
Chief Financial Officer
(212) 916-3284
mgordon@interpool.com

Kathy Keyser
Gregory FCA Communications
Investor Relations
(800) 499-4734
kathy@gregoryfca.com